Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2025 SECOND QUARTER AND HALF YEAR RESULTS

Reaffirms 2025 Sales and Earnings Guidance

New York, New York, August 5, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter and six months ended June 30, 2025.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Net Sales	$334	$342	(2%)	$673	$666	+1%
Gross Margin	66.2%	64.5%	+170 bps	65.0%	63.5%	+150 bps
Operating Income	$59	$65	(9%)	$134	$133	+1%
Operating Margin	17.7%	18.9%	(120) bps	20.0%	19.9%	+10 bps
Net Income attributable to Interparfums, Inc.	$32	$37	(13%)	$74	$78	(4%)
Diluted EPS	$0.99	$1.14	(13%)	$2.32	$2.41	(4%)

The average dollar/euro exchange rate for the 2025 second quarter was 1.13 compared to 1.08 in the 2024 second quarter, while for the first six months of 2025, the average dollar/euro exchange rate was 1.09 compared to 1.08 in the first six months of 2024, leading to a positive 2.0% and 0.4% foreign exchange impact on net sales for the second quarter and first six months of 2025, respectively.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums, noted, “Demand in the United States, which accounted for 35% of our second quarter net sales, remains strong, even as growth in the global fragrance market has begun to ease off. We are confident in our ability to navigate this environment thanks to the strength of our brand portfolio and our global network of distributors and retail partners, which give us access to a wide range of consumers across markets. While second quarter results were affected, and we anticipate that some of these headwinds will persist into the second half of the year, our proactive and timely actions position us to fully resolve these challenges in 2026.

“Our two largest markets, North America and Western Europe, grew sales by 7% and 3% on a year-to-date basis. Asia-Pacific fragrance sales were down 12% for the first half, with the decline primarily due to last year’s exceptional sales in Australia and distribution disruptions in South Korea in the current year while the overall trend remains positive in China and Japan.

“Central & South America sales increased 7% during the first six months, propelled by the strong performance of Lacoste fragrances and healthy market growth. Sales in Eastern Europe were up 14% as compared to the first half of 2024, where we faced temporary sourcing constraints. The Middle East & Africa declined 19%, primarily due to a disproportionate impact from the exit of the Dunhill license; excluding the impact of Dunhill, net sales declined 6% due to conflict in the region and as more doors focused on higher end luxury fragrances.

“As announced last month, we signed an exclusive global license agreement with Longchamp, further strengthening our portfolio. This marks the third new brand we have added to our portfolio since December 2024, preceded by Off-White and Goutal. Additionally, our first owned brand fragrance collection, Solférino, remains on track with a highly selective distribution and elevated merchandising strategy as we prepare to open our flagship Paris boutique next month.

Mr. Madar concluded, “As always, we remain committed to investing in our brands and capabilities while maintaining the flexibility to adapt to evolving market conditions. Although the imposition of tariffs and a dynamic market environment may present near-term challenges due to trade destocking, our recent pricing strategies, upcoming fragrance launches, and foreign exchange tailwinds are expected to be the catalysts in driving stronger results in the second half of 2025 leading to continued market share gains.”

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Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, noted, “Consolidated gross margin expanded 170 bps to 66.2% and 150 bps to 65.0% in the second quarter and first half of 2025, respectively, as a result of favorable segment and brand mix.

“SG&A expenses as a percentage of net sales were 48.5% and 45.0% for the second quarter and first half of 2025 as compared to 45.6% and 43.6% for the comparable periods in 2024, attributable to higher levels of advertising and promotional expenditures in 2025. These expenditures represented 20.6% and 17.9% of net sales for the second quarter and first half of 2025, compared to 19.4% and 17.2% for the respective periods of the prior year.

“The key metrics mentioned resulted in operating margins aggregating 17.7% and 20.0% for the second quarter and first half of 2025, respectively, as compared to 18.9% and 19.9% for the corresponding periods of 2024.

“Below the operating line, first half net income was unfavorably impacted by other expenses of $6.7 million compared to $1.5 million in last year’s first half. Through June 30, 2025, we recorded $2.4 million in losses on foreign currency and a $3.4 million loss on marketable securities, while in the same period last year, there was a foreign currency gain of $0.3 million and a loss of $0.6 million on marketable securities.

“These factors contributed to our second quarter net income of $32 million, or $0.99 per diluted share.

“Our financial position remains healthy with $205 million in cash, cash equivalents and short-term investments, and working capital of $654 million. In the first half of 2025, we improved our operating cash flow by $31 million compared to the same period last year, shifting from $26 million of cash consumption to $5 million of cash generation as our inventory initiatives began to deliver results.”

Reaffirms 2025 Guidance

Mr. Atwood concluded, “Despite healthy sellout in the first half driven by the strength of our portfolio and disciplined execution, our sales were slightly below expectations due to continued trade destocking. As we look ahead to the second half, we remain mindful of the ongoing macroeconomic uncertainty, including tariff-related supply chain impacts, moderating demand in several international markets outside the United States, and continued volatility of the EUR/USD exchange rate.

“Nevertheless, we are cautiously optimistic in our ability to achieve the full year objectives we initially laid out in November 2024, supported by the continued resilience of the fragrance category, tariff induced second half pricing actions, and continuing foreign exchange tailwinds. As such, we are reaffirming our 2025 guidance, which calls for net sales of $1.51 billion and earnings per diluted share of $5.35.”

Dividend

The Company’s regular quarterly cash dividend of $0.80 per share will be paid on September 30, 2025, to shareholders of record on September 15, 2025.

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Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, August 6, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:  (877) 423-9820

International:      (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White will join the Company’s fragrance portfolio in 2026.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2024, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:
Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

ASSETS
	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$151,454	$125,433
Short-term investments	53,901	109,311
Accounts receivable, net	296,043	274,705
Inventories	425,349	371,920
Receivables, other	8,133	6,122
Other current assets	50,083	27,035
Income taxes receivable	2,024	306
Total current assets	986,987	914,832
Property, equipment and leasehold improvements, net	185,356	153,773
Right-of-use assets, net	23,328	24,603
Trademarks, licenses and other intangible assets, net	333,353	282,484
Deferred tax assets	12,618	17,034
Other assets	20,106	18,535
Total assets	$1,561,748	$1,411,261

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$44,536	$8,311
Current portion of long-term debt	56,745	41,607
Current portion of lease liabilities	6,250	6,087
Accounts payable – trade	93,146	91,049
Accrued expenses	126,753	172,758
Income taxes payable	5,571	12,615
Total current liabilities	333,001	332,427
Long–term debt, less current portion	153,112	115,734
Lease liabilities, less current portion	18,883	20,455

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,117,600 and 32,110,170 shares at June 30, 2025 and December 31, 2024, respectively	32	32
Additional paid-in capital	108,802	106,702
Retained earnings	787,031	763,240
Accumulated other comprehensive loss	(1,599)	(72,239)
Treasury stock, at cost, 10,001,665 and 9,981,665 shares at June 30, 2025 and December 31, 2024, respectively	(54,907)	(52,864)
Total Interparfums, Inc. shareholders’ equity	839,359	744,871
Noncontrolling interest	217,393	197,774
Total equity	1,056,752	942,645
Total liabilities and equity	$1,561,748	$1,411,261

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

 (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Net sales	$333,936	$342,229	$672,755	$666,192

Cost of sales	112,847	121,472	235,689	243,050

Gross margin	221,089	220,757	437,066	423,142

Selling, general and administrative expenses	161,913	155,929	302,813	290,341

Income from operations	59,176	64,828	134,253	132,801

Other expenses (income):
Interest expense	1,787	1,941	3,332	3,748
Loss (gain) on foreign currency	1,580	634	2,360	(270)
Interest and investment loss (income)	1,929	1,076	1,349	(1,944)
Other income	(245)	(74)	(324)	(37)

	5,051	3,577	6,717	1,497

Income before income taxes	54,125	61,251	127,536	131,304

Income taxes	12,928	14,653	30,936	31,403

Net income	41,197	46,598	96,600	99,901

Less: Net income attributable to the noncontrolling interest	9,209	9,775	22,120	22,030

Net income attributable to Interparfums, Inc.	$31,988	$36,823	$74,480	$77,871

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$1.00	$1.15	$2.32	$2.43
Diluted	$0.99	$1.14	$2.32	$2.41

Weighted average number of shares outstanding:
Basic	32,110	32,024	32,115	32,033
Diluted	32,149	32,266	32,162	32,266

Dividends declared per share	$0.80	$0.75	$1.60	$1.50

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